EXHIBIT 21.1

LIST OF SUBSIDIARIES

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Astarte Fiber Networks, Inc.	Colorado
eLuminant Technologies, Inc.	Delaware
Osicom Technologies Europe Limited	United Kingdom
PDP Acquisition Corp.	California
Premisys Communications, Inc.	Delaware
Premisys Communications Ltd.	United Kingdom
Relialogic Technology Corporation	California
R-Net International, Inc.	Nevada
Sciteq Communications, Inc.	Nevada
Simpulan Mutiara Sdn. Bhd.	Malaysia
Sorrento Networks Corporation	Delaware
Sorrento Networks Europe SA	Belgium
Sorrento Networks GmbH	Germany
Sorrento Networks, SA	France
Sorrento Valley Real Estate Holdings, LLC	California
Tellium Global Sales & Services, LLC	Delaware
Tellium International, LLC	Delaware
Tellium (UK) Limited	United Kingdom
Vpacket Communications, Inc.	California
Xybridge Technologies, Inc.	Texas
Zhone International Ltd.	Cayman Islands
Zhone Technologies Australia PTY LTD	Australia
Zhone Technologies BV	Netherlands
Zhone Technologies Campus, LLC	California
Zhone Technologies De Argentina SRL	Argentina
Zhone Technologies do Brasil LTDA	Brazil
Zhone Technologies Finance, Inc.	Delaware
Zhone Technologies GMBH	Germany
Zhone Technologies, Inc.	Canada
Zhone Technologies International, Inc.	Delaware
Zhone Technologies KK	Japan
Zhone Technologies Limited	Hong Kong
Zhone Technologies Ltd.	United Kingdom
Zhone Technologies Pte. Ltd.	Singapore
Zhone Technologies S. de R.L. de C.V.	Mexico
Zhone Technologies SRL	Italy
ZTI Merger Subsidiary III, Inc.	Delaware